Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3/A) of McEwen Mining Inc. and to the incorporation by reference therein of our reports dated March 13, 2023, with respect to the consolidated financial statements of McEwen Mining Inc., and the effectiveness of internal control over financial reporting of McEwen Mining Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Toronto, Canada December 11, 2023	/s/ Ernst & Young LLP Chartered Professional Accountants Licensed Public Accountants